CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of California Daily Tax Free Income Fund, Inc. as filed with the Securities and Exchange Commission on or about April 26, 2012.

/s/ PAUL HASTINGS LLP

PAUL HASTINGS LLP

New York, New York

April 26, 2012